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                                PHOENIXNETWORK.


News Release
For Immediate Release
July 16, 1997

Contact: Monica Williamson
Phoenix Network Investor Relations
(800) 448-0804


                         MERGER DISCUSSIONS TERMINATED

JULY 16, 1997--GOLDEN, CO--Phoenix Network, Inc. (AMEX:PHX) announced today that the parties to the previously announced merger, Phoenix Network, Inc., US ONE Communications Corp. and Resurgens Capital Group, Inc. have mutually agreed to discontinue merger negotiations and cancel the letter of intent date June 19, 1997. The reason for this decision is that Resurgens Capital has been notified by its investment bankers that, given present market conditions, the merged companies would be unlikely to raise sufficient long-term financing in either the public equity or debt market to finance the contemplated transaction. In a related development, it was also announced that Phoenix Network will not pursue its previously announced merger with US ONE.

Commenting on these developments, Wallace M. Hammond, President and CEO of Phoenix Network, Inc., said, "We felt that this merger presented Phoenix with an excellent opportunity to accelerate our network and acquisition strategy.
We are obviously disappointed that the necessary financing could not be arranged and that the merger discussions had to be discontinued, but we are not disheartened. The fact that someone as knowledgeable and experienced as Mr. Jack Phillips embraced our strategy gives us confidence that we are on the right track. These discussions with Mr. Phillips and US ONE have not precluded us from considering alternative opportunities within our industry and we will now vigorously pursue those opportunities with we feel will allow us to achieve our corporate goals and enhance our shareholders' value."

Mr. Jack Phillips, President and CEO of Resurgens, added, "We are extremely disappointed that the financial community does not, as yet, share our enthusiasm for another round of long distance industry consolidation. I still firmly believe that this is the right time and the right place for another round of consolidation and I wish the management team of Phoenix Network the best of luck in its pursuit of this objective. I intend to follow their progress closely and will continue to look for an opportunity to participate."

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                   PHOENIX NETWORK, INC. 1687 COLE BOULEVARD
             GOLDEN, COLORADO 80401 TEL: 303.205.3500  800.864.0288
           FAX: 303.205.3501 WORLDWIDE WEB:HTTP://WWW.PHOENIXNET.COM
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News Release
Merger Discussions Terminated, July 16, 1997
Page 2


Commenting on the immediate future of Phoenix, Mr. Hammond said, "In order for us to be successful we must do three things immediately: raise additional capital, consolidate with a company operating its own long distance network and continue our discussions with the acquisition targets which we brought to this contemplated merger.

"We are not starting from ground zero on any of these fronts. We have recently been contacted by and are currently in negotiations with several potential equity investors. We will continue those discussions with an eye towards raising the capital we need to continue our growth-through-acquisition strategy.

"As a result of the publicity surrounding our recent merger discussions, we have been contacted by several companies currently operating their own long distance networks. We intend to immediately pursue those opportunities which we feel to be an appropriate strategic fit and have the potential to enhance our network strategy.

"Over the past two years we have completed ten acquisitions and we have recently been engaged in negotiating several other acquisition transactions which we believe would have been completed and rolled into the proposed merger. Those discussions are continuing and we believe that those transactions can still be completed."

In conclusion, Mr. Hammond said, "We have not remained idle as these merger negotiations have progressed and we have not been caught off guard by their unexpected termination. I believe that, with our recent preparation, we are well-positioned to meet our immediate challenges and have an excellent opportunity to continue our growth and improve our financial performance."

Phoenix Network is an inter-exchange carrier (IXC) which, in addition to its core long distance products and services, offers Internet access, enhanced fax services, international call-back, conference callings, travel cards, debit cards, custom invoices, management reports, and a variety of other products and services. Phoenix Network's World Wide Web address is
<http://www.phoenixnet.com>.

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                                   PHOENIX NETWORK, INC. 1687 COLE BOULEVARD
                      GOLDEN, COLORADO 80401 TEL: 303.205.3500  800.864.0288
                      FAX: 303.205.3501 WORLDWIDE WEB:HTTP://WWW.PHOENIXNET.COM